Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 05/28/09

Iteris, Inc. Reports Fourth Quarter Revenue of $16.4 Million

— The Company’s Transportation Systems group records record revenues of $8.6 million or 24 percent growth compared to the prior year period —

SANTA ANA, Calif. — May 28, 2009 — Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fourth fiscal quarter ended March 31, 2009.

For the quarter ended March 31, 2009, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $16.4 million, representing a 4.0 percent decrease compared to net sales and contract revenues of $17.1 million reported in the same quarter of the prior fiscal year. Despite the challenging economic environment, the Company’s Transportation Systems group reported record revenues of $8.6 million which represented a 24.3 percent increase compared to the same quarter in the prior fiscal year.  This growth was offset by an 18.3 percent decrease in Roadway Sensors revenues to $5.9 million and a 36.0 percent decrease in Vehicle Sensors revenues to $1.9 million.

Gross margins declined to 35.3 percent in the current fiscal quarter compared to 43.6 percent reported in the same quarter of the prior fiscal year. The decrease in gross margins was primarily as a result of a higher mix of Transportation Systems contract revenues which also included a higher sub-consultant content when compared to the prior year period.

Operating expenses during the current fiscal quarter were $4.7 million, representing a decrease of approximately 8 percent from $5.2 million reported in the same quarter of the prior fiscal year and a decline of approximately 10 percent from the December 31, 2008 quarter.

The Company reported operating income of $1.1 million and net income of $8.0 million, or $0.23 per fully diluted share, for the quarter ended March 31, 2009 compared to operating income of $2.3 million and net income of $7.9 million, or $0.23 per fully diluted share, in the same quarter of the prior fiscal year. In both the current and prior year quarters, net income was positively affected by income tax benefits of approximately $7.0 million and $5.7 million, respectively, generated through the release of valuation allowance against certain deferred tax assets.

For the fiscal year ended March 31, 2009, net sales and contract revenues were $69.4 million, representing an increase of 6.4 percent compared to net sales and contract revenues of $65.2 million in the prior fiscal year. The Company reported operating income of $5.7 million and net income of $10.5 million, or $0.30 per fully diluted share, for the fiscal year ended March 31, 2009 compared to operating income of $7.3 million and net income of $12.2 million, or $0.35 per fully diluted share, in the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “We faced a challenging economic environment, particularly in the first part of our fourth quarter where we experienced a decline in product orders.  However, Iteris was successful in continuing its profitability for the fourth quarter and for the full year, demonstrating careful expense management and attention to operating efficiency. We continued to innovate, launch new products, open important new markets, and reinforce our competitive position as the leader in traffic management. I remain bullish on the long-term prospects for the Traffic Management products and services and I believe Iteris is well-positioned and poised to benefit from ongoing efforts to reduce congestion. Our Transportation Systems group reported 24 percent year-over-year growth and expanded its backlog approximately 40 percent to $34.5 million as of the end of the fiscal year. In addition, we expect to participate in a significant number of projects funded in the Federal stimulus package, as we provide proven value through our services and products in roadway and transit design, construction support, and transportation system management. I also believe that Iteris is well-positioned to succeed during these challenging times due to our strong balance sheet and consistent profitability.”

The Company ended the current quarter with approximately $6.4 million in cash on hand and no borrowings on its $12.0 million working capital line of credit. On March 31, 2009, there were 34.2 million shares of common stock outstanding.

“We ended this fiscal year in the strongest financial position in Company history.” Mr. Mohaddes continued, “We plan to continue to focus on strengthening our balance sheet, improving our working capital position, and growing our operating cash flows. I’m pleased that our cash balances, as of the end of the quarter and in the weeks since, have remained strong. We believe the weakness in the U.S. and global economies continues to impact our product sales, but we also believe that the demand for Iteris’ products and services remains robust. We plan to continue our investment in R&D which should result in the introduction of several new innovative and attractive products in the coming quarters. In addition, we will continue to invest in sales and marketing which we expect will expand our addressable markets and further penetrate new geographic regions, while remaining carefully focused on preserving ongoing profitability, to further strengthen our leadership position in the traffic management market.”

Operational Highlights

•                  Approximately $9.4 million in new Transportation Systems consulting contracts were signed during the quarter ended March 31, 2009. Transportation Systems consulting backlog was $34.5 million as of March 31, 2009, up from $33.9 million reported at the end of the prior fiscal quarter, and representing a year-over-year increase of approximately 40 percent.

•                  On May 3, 2009, PeopleNet, a provider of innovative Internet-based and integrated onboard computing and mobile communications systems for effective fleet management announced a new partnership with Iteris, Inc. to integrate Iteris’ Safety Direct™ software which analyzes driver performance data captured by Iteris’ AutoVue® Lane Departure Warning system. This driver performance information can now be delivered directly to fleet operators through integration with PeopleNet’s onboard and mobile communications systems and Iteris’ Safety Direct data server.

•                  On April 7, 2009, the Company announced the acquisition of the assets and intellectual property of Hamilton Signal including the Abacus™ system The Abacus system’s proprietary technology provides departments of transportation and traffic engineers a cost effective tool to collect traffic data, rapidly identify incidents, and gain access to additional traffic flow information by leveraging their existing video surveillance infrastructure.

•                  On January 28, 2009, the Company announced that the Los Angeles County Metropolitan Transportation Authority (Metro) authorized Metro’s CEO to negotiate a $4.5 million modification of its contract with Iteris, Inc. for further design development and engineering support services during construction for the Metro Orange Line (MOL) Extension Project, as well as for final design services to support acceleration of the MOL Extension Project. This modification increased the total contract value from approximately $6.0 million to $10.5 million.

•                  During the fiscal fourth quarter the Company’s Roadway Sensors segment achieved several engineering milestones which resulted in the following:

•                  First production shipments of a wide angle version of our VersiCam™ product, the VersiCam FlexTM.  This version of VersiCam is expected to expand our served market by providing traffic engineers with a wider range of camera mounting geometries, increasing flexibility and versatility.

•                  Iteris introduced a PAL version of the VersiCam product.  PAL is the European video standard, and dozens of countries around the world use this standard.  The PAL VersiCam enables Iteris to address a broader range of international opportunities.

•                  Overall acceptance of recently announced new products is strong.  The RZ4 Advanced camera, EdgeConnect, and VersiCam are all receiving favorable end user feedback.

•                  During the current quarter the Company’s Vehicle Sensors segment fully transitioned the test and assembly of LDW units to a new contract manufacturer in order to improve efficiency and realize cost savings.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the fourth quarter ended March 31, 2009 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Thursday, June 11, 2009.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America, Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products, technologies, and services, the Company’s expansion strategies, and statements about our future performance, operating results, financial condition, and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues as well as constraints and funding delays; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; the timing and amount of stimulus on other funds allocated to overall infrastructure projects and the transportation industry; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; our customers’ production schedules, agendas, and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety  and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of efficiency, cost, and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, the housing and commercial development markets, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	March 31, 2008
	(unaudited)
ASSETS:
Cash	$6,372	$421
Trade accounts receivable, net	12,448	13,108
Costs and estimated earnings in excess of billings on uncompleted contracts	4,217	5,351
Inventories	5,681	4,226
Prepaid expenses	272	371
Deferred tax assets	15,746	10,348
Property and equipment, net	3,244	3,467
Goodwill	27,774	27,774
Intangible assets, net	110	257
Other assets	202	322
Total assets	$76,066	$65,645

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$12,298	$13,243
Revolving line of credit	—	—
Unrecognized tax benefits	1,117	1,381
Term and other debt	6,543	244
Convertible debentures, net	750	7,566
Total liabilities	20,708	22,434
Total stockholders’ equity	55,358	43,211
Total liabilities and stockholders’ equity	$76,066	$65,645

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008

Net sales and contract revenues:
Net sales	$7,740	$10,111	$38,427	$40,326
Contract revenues	8,649	6,956	30,932	24,837
Total net sales and contract revenues	16,389	17,067	69,359	65,163
Costs of net sales and contract revenues:
Cost of net sales	4,303	5,197	20,346	20,499
Cost of contract revenues	6,298	4,429	21,094	16,367
Gross profit	5,788	7,441	27,919	28,297
Operating expenses:
Selling, general, and administrative	3,842	4,170	18,035	17,289
Research and development	850	943	4,030	3,566
Amortization of intangible assets	37	37	147	147
Total operating expenses	4,729	5,150	22,212	21,002
Operating income	1,059	2,291	5,707	7,295
Non-operating income (expense):
Other income, net	26	211	116	252
Interest expense, net	(109)	(238)	(646)	(1,284)

Income before income taxes	976	2,264	5,177	6,263
Income tax benefit	7,024	5,679	5,297	5,900
Net income	$8,000	$7,943	$10,474	$12,163

Earnings per share:
Basic	$0.23	$0.24	$0.31	$0.37
Diluted	$0.23	$0.23	$0.30	$0.35

Weighted average shares outstanding:
Basic	34,170	33,188	33,964	32,723
Diluted	34,295	34,829	34,638	34,713